UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.20549

SCHEDULE 14A

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ITEX Corporation
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ANNUAL MESSAGE FROM THE CHAIRMAN OF ITEX CORPORATION

Steven White ITEX Chairman and CEO
November 8, 2010

Dear Valued Stockholders,

Operating any business involves balancing a number of variables, including growth, capital resources (human, equity and cash), strategy, vision, execution and various stakeholder needs and expectations.  It is my job as CEO, with the Board’s oversight, to allocate our resources wisely for their best long-term benefit, to focus on the right opportunities, to avoid distractions, and try to meet the needs and expectations of our various constituencies without compromising the integrity and stability of our organization.  The majority of our decisions are based on what we believe to be best for ITEX’s long term success, not on maximizing short-term gains or taking unnecessary risk. We believe our long-term perspective is evident in our consistent and steadily improving financial results.

Organizational Priorities

In 2003, our newly-elected Board and management team set four key priorities for the organization that we still follow today.  The priorities are:

•	Increase the value proposition to our members by making participation in the ITEX Marketplace cost effective, easy and profitable;

•	Provide exceptional service to our franchisees, paying an equitable revenue share to assist in their success;

•	Fairly compensate our employees and provide a secure, innovative work environment that provides opportunity for professional advancement;

•	Increase stockholder value by improving operating performance, building assets and long-term potential.

Historical Results Since 2003

We have accomplished much over the last seven years to the benefit of all ITEX stakeholders. ITEX is in the best financial condition in its history; our member and broker base is considerably larger due to successful acquisitions; our brokers and staff have excellent tools and resources to be efficient and productive; the value proposition for our members continues to improve; our technological infrastructure is robust and scalable; we are timely, compliant and transparent in our public company reporting; our stock price has consistently appreciated over the years; we now pay quarterly stock dividends; and our position ranking as number one in our industry is undisputed.  It has taken a lot of hard work from our cohesive team and astute management of our assets to get us where we are today.

Notable accomplishments since 2003 include:

•	Revenue increased to $16.925 million in fiscal 2010 from $10.595 million in 2003;

•	Income from operations has increased to $1.674 million in 2010 from a loss of ($642,000) in 2003;

•	Cash flow from operations increased to $2.536 million in 2010 from a negative ($74,000) in 2003;

•	Stockholders’ equity increased to $14.869 million in 2010 from a negative ($481,000) in 2003;

•	Our cash balance increased to $5.169 million in 2010 from $104,000 in 2003;

•	The split adjusted stock price increased approximately 700% to $4.75 from $0.60 in 2003;

•	We acquired our #2 and #3 ranked U.S. competitor trading systems;

•	All acquisitions are cash flow positive, providing a solid return on capital; and

•	All debt incurred as a result of acquisitions has been paid in full.

Fiscal 2010 in Review

I’m pleased to report in fiscal 2010 our financial condition continued to strengthen.  Fiscal 2010 represented our seventh consecutive profitable year, reflecting increases in revenues, operational income, net income, assets, stockholder’s equity and stock price.  In addition, we have a strong, high quality balance sheet, ending the fiscal year with $5 million in cash, double last year.  Operational income increased to $1.674 million compared to $1.027 million last year; a 63% increase. Net income increased to $946,000 or $0.26 a share.

We attribute our financial success, in part, to the disciplined management of our finances, our ability to utilize a lean, smart, and industry-experienced staff and our dedicated brokers.  We have sought to only add positions suitable for a company our size to ensure profitability in difficult economic times.  SG&A expenses, including corporate salaries and benefits (excluding depreciation) have steadily declined as a percentage of revenue from 41% in 2003 to 23% in 2010.

During this same period, the cost of Marketplace revenue, which represents compensation and investment in our Broker Network, increased from 60% to 64%.  We are very proactive in helping our franchisees succeed.  For example, we have a highly qualified corporate staff dedicated to servicing their needs; we continually upgrade internet tools and marketing materials; we host weekly sales and customer service training calls; we host a “CEO call” with franchisees every few weeks, which includes a Q&A session; and each year we sponsor a national convention and two regional conferences that facilitate teamwork between our staff and franchisees.  Last month, we held the largest regional conference in our history on the gulf coast of Florida.

In 2010 we continued our investment in our technology, our web services initiatives and various broker initiatives including new desktop computers and the latest software packages.

We announced a $2 million stock buyback plan in March 2010 and commenced a first ever quarterly cash dividend payment in June 2010.  As a result of our strategic decisions and execution, key acquisitions and a lot of hard work, ITEX is now in its best financial position and poised to have success in the future.

Selected Fiscal 2010 Highlights Compared to Fiscal 2009

•	Income from operations increased to $1.674 million from $1.027 million;

•	Revenue increased to $16.925 million from $16.502 million;

•	Net income increased to $946,000 from $607,000;

•	Earnings per share increased to $0.26 from $0.17;

•	Cash at end of period increased to $5.169 million from $2.557 million;

•	Stockholder equity increased to $14.869 million from $13.981 million;

•	Increased our revolving credit facility from $1.5 million to $2.5 million with a lower interest rate; and

•	Paid a cash dividend in the amount of $0.025 per share during the fourth quarter.

Our Future

ITEX’s future continues to be very bright. We have a healthy balance sheet with access to more than $8 million in capital, including our bank credit facility.  Access to capital is key for pursuing strategic opportunities.

Operational cash flow in 2011 is expected to remain strong, allowing us to continue to invest in our Broker Network and in our technology, make quarterly cash dividend payments, and fund our stock buyback plan.   We will review our cash position quarterly to balance between the short and long-term needs of our business and determine the best return to our stockholders.  While cash preservation is not our sole objective, it has great value in uncertain economic conditions.   ITEX’s results since 2003 demonstrate the benefit of maintaining a longer-term perspective.  Although cash can be readily dissipated on short-term objectives, it takes discipline to develop capital to preserve our ability to capitalize on opportunities when they arise.

We continue to work on improvements to our proprietary TEAM software and plan to launch a new platform in late 2011.  When completed, all trading community participants will benefit from an even more robust, flexible, and efficient technology platform.

We approach our business with a sense of pride and with a focus on excellence. The policies and strategies we have implemented over the past several years are creating revenue, reducing expenses, and continue to foster a high-performance culture.  We are optimistic that our strong performance will continue ─ to the benefit of all ITEX stakeholders.

Once again, I would like to personally thank our employees and the franchise network (and their staff) whose dedication and drive is a vital component in our success; our members, to whom we strive to deliver value and service; and our valued stockholders for your continued support and interest.

Sincerely yours,

Steven White
Chairman and CEO

This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release) and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation:  our revenue growth and success is tied to the operations of our broker network; our future revenue growth remains uncertain; our brokers could take actions that could harm our business or our reputation; failure to deal effectively with member disputes; our business being subject to online security risks; unplanned system interruptions or system failures; claims and lawsuits against us that may result in adverse outcomes; and the effect of changes in the overall economy and in technology .  Statements in this release should be evaluated in light of these factors.  These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, including our Forms 10-K and Forms 10-Q, which are available at www.sec.gov. All information set forth in this release is as of November 8, 2010, and ITEX undertakes no duty to update this information.

ITEX Stock price compared to S&P 500

*GSPC is Standard and Poor’s 500 Index

NOTE: All financial numbers in the charts above represented in thousands except stock prices. Stock prices as of the fiscal year; adjusted to give effect to the 1:5 reverse stock split on 5-03-10.